Exhibit 99.1

For further information contact:
Joe Passarello	Erik Knettel
Therma-Wave	Global Consulting Group
Phone: 510-668-2200	Phone: 646-284-9400
jpassarello@thermawave.com	eknettel@hfgcg.com
Therma-Wave Announces
Fiscal First Quarter 2007 Financial Results
Net revenues increase 12% sequentially to $17.9 million
FREMONT, California — July 26, 2006 — Therma-Wave, Inc., (NASDAQ: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal first quarter 2007, ended July 2, 2006.
Net revenues for the fiscal first quarter 2007 were $17.9 million, up $1.9 million or 12% sequentially from $16.1 million recorded in the fiscal fourth quarter 2006. Net revenues increased $0.4 million, or 2%, from the $17.5 million reported for the fiscal first quarter of 2006. Total deferred revenues during the fiscal first quarter 2007 were $9.0 million, up $0.5 million, or 6%, compared to $8.5 million as of fiscal year end 2006.
Net loss available to common stockholders for the fiscal first quarter 2007 was $1.1 million, or $(0.03) per basic and diluted share, including approximately $0.3 million in stock-based compensation costs related to the Company’s adoption of Statements of Financial Accounting Standards (SFAS) No. 123R during the fiscal first quarter of 2007.
Sequentially, net loss available to common stockholders declined by $2.5 million compared to a net loss available to common stockholders of $3.6 million, or $(0.10) per diluted share, in the fiscal fourth quarter of 2006.
In the year ago period, the Company reported net income available to common stockholders of $2.4 million, or $0.07 per diluted share, including the positive impact of a one time gain of $8.6 million, or $0.23 per diluted share, associated with the sale by the Company of the CCD-i product line and related assets during the fiscal first quarter of 2006.
Boris Lipkin, Therma-Wave’s president and chief executive officer, stated, “We are pleased to be starting fiscal 2007 with measurable improvements in terms of customer orders, revenue growth and improved bottom line performance. We believe our results this quarter provide further evidence of the progress our operating and financial initiatives are now yielding and the confidence our customers continue to have in our precision metrology solutions.”
“While we are pleased with our financial improvements during the quarter and the success we have had with our customers, we remain focused on a number of strategic short-term and long-term initiatives designed to support further gross margin expansion and ultimately returning to profitability. We are particularly pleased with follow-on orders from leading fab and foundry customers this quarter, as well as our entrance into the data storage development and manufacturing market with our Opti-Probe thin film technology,” continued Mr. Lipkin.
Gross margin for the fiscal first quarter 2007 was 38% compared to 31% in the fiscal fourth quarter 2006 and 41% in the year ago period.
Cash and cash equivalents totaled $18.9 million as of July 2, 2006, compared to $20.6 million as of April 2, 2006. Fiscal first quarter 2007 cash consumption of $1.7 million was at the low end of management’s stated consumption expectations for the quarter of $1.5 million to $3.0 million.
Guidance
The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below.
Guidance for the fiscal second quarter of 2007 ending October 1, 2006 is as follows:
•	Orders are expected to be within the range of $19.5 million to $21.5 million.

•	Revenue is expected to be within the range of $17.0 million to $19.0 million.

•	Diluted net loss per share is expected to be within the range of $(0.03) to $(0.05), including the impact of stock-based compensation expense estimated at $0.01 to $0.02 per diluted share.

•	Cash consumption is expected to be within the range of $1.5 million to $2.0 million.
Conference Call Information
Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 7:00 a.m. Pacific Time, 10:00 a.m. Eastern Time, on Wednesday, July 26, 2006. Participating on the call will be Boris Lipkin, president and chief executive officer, and Joseph Passarello, senior vice president of finance and chief financial officer. To participate in the call, please dial 1 (800) 374 – 2501 in North America, or +1 (706) 634 – 2468 internationally, approximately five minutes prior to the scheduled call start time.
A live Web cast of the conference call, as well as a replay of the call, may be accessed via the Internet at: www.thermawave.com. A phone based replay will also be made available following the conclusion of the call through August 4th, 2006. Participants may access the phone replay by dialing 1 (800) 642 – 1687 in North America, or +1 (706) 645 – 9291 internationally, and entering the access code number 3087948.
About Therma-Wave, Inc.
Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The Company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimensions and profile of IC features; and for the monitoring of ion implantation. For further information about Therma-Wave, Inc., access the Company’s web site at: www.thermawave.com.
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include those relating to our positioning to achieve profitability, financial guidance for the next quarter, our progress towards our financial goals and the gains towards our strategic objectives, among others. Factors that could cause actual results to differ materially from the forward-looking statements include the cyclicality of our business, the loss of one or more large customers, the delay or cancellation of a significant order, our ability to protect our intellectual property, potential lawsuits against the Company for alleged infringement of third-party intellectual property rights, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive services and materials, supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facility and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Factors Affecting Future Results” section of our Annual Report on Form 10-K for the fiscal year ended April 2, 2006, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 2,	April 2,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$18,943	$20,623
Accounts receivable, net	15,546	12,701
Inventories	26,477	22,353
Other current assets	1,498	1,621

Total current assets	62,464	57,298
Property and equipment, net	796	789
Other assets, net	1,177	1,291

Total assets	$64,437	$59,378

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,802	$4,062
Accrued liabilities	15,242	15,820
Deferred revenues	8,360	7,874
Term loan facility, net	4,905	4,896

Total current liabilities	38,309	32,652
Long-term liabilities:
Non-current deferred revenues	685	662
Other long-term liabilities	951	1,076

Total liabilities	39,945	34,390

Series B redeemable convertible preferred stock	7,098	6,940

Stockholders’ equity	17,394	18,048

Total liabilities and stockholders’ equity	$64,437	$59,378

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended
	July 2,	July 3,
	2006	2005
Net revenues

Product	$13,118	$12,720
Service and parts	4,792	4,819

Total net revenues	17,910	17,539

Cost of revenues
Product	7,598	6,419
Service and parts	3,460	4,005

Gross profit	6,852	7,115

Operating expenses:
Research and development	3,149	3,837
Selling, general and administrative	4,998	7,753
Restructuring, severance and other	—	1,467

Total operating expenses	8,147	13,057

Operating loss	(1,294)	(5,942)
Other operating income (expense):
Gain on sale of product line	—	8,550
Interest expense	(200)	(57)
Interest income	198	32
Other, net	312	(96)

Total other income, net	310	8,429

Income (loss) before benefit (provision) for income taxes	(984)	2,487

Benefit (provision) for income taxes	173	(41)

Net income (loss)	(811)	2,446

Accretion of Series B preferred stock to redemptive value including dividends accrued	(314)	—

Net income (loss) available to common stockholders	$(1,125)	$2,446

Net income (loss) per share:
Basic	$(0.03)	$0.07
Diluted	$(0.03)	$0.07

Weighted average number of shares outstanding:
Basic	36,784	36,349
Diluted	36,784	37,432

Stock-based compensation expense (benefit) included in:
Cost of revenues	$47	$4
Operating expenses:
Research and development	74	(178)
Selling, general and administrative	219	15

Total operating expenses (benefit)	293	(163)

Total stock-based compensation expense (benefit)	$340	$(159)